Exhibit 10.7

Accepted ESS Lily Mine Underground`Extension Project
EMPR Conversion and Amendment Proposal
dated April 10, 2006

Eastern Goldfields Limited

Reg. No. 1987/005398/06

8 Streak Street	Tel. +27 (0) 13 753 3046
PO Box 820	Fax +27 (0) 13 752 6978

Nelspruit 1200                                                                                                     email: cheston@cheston.co.za South Africa

12 April 2006

Earth Science Solutions PO Box 16553

Nelspruit

1200

Dear Ian

LILY MINE EXPANSION - EMPR PROPOSAL Thank you for your proposal dated 10 April 2006.

We hereby confirm acceptance of the proposal on the understanding that the work will carried out in phases. Accordingly we attach our order for Phase I and Phase II so that work can

Yours faithfully

/s/

M McCHESNEY Chief Executive

Directors: M McChesney (Chief Executive), D W Short (Financial), A Canny, K Dlamini, WN Stear

LILY MINE UNDERGROUND
EXTENSION PROJECT

EMPR CONVERSION
AND AMENDMENT
PROPOSAL

By

Earth Sciences Solutions

ESS

Our Ref: EG.LM.EMPR.06.04.037 Your Ref:

Stonecap Trading 14 (Ply) Ltd

10th April 2006

Eastern Goldfields Limited P. O. Box 820

Nelspruit

1200

Tel: (013) 753 3046 Fax: (013) 752 6978

Attention: Mr. Mike McChesney

Dear Sir,

Re: LILY MINE EXPANSION - EMPR PROPOSAL

Following our discussions of 5th April 2006, attached please find our proposal and cost estimates for the conversion of the Lily EMPR from an old order right to a new order right, and the amendment of the same to include the proposed underground mining operation, the erection of a new processing plant, and the construction of a tailings facility, with all of the related infrastructure associated with these operations.

The process to be followed will be phased in accordance with the MPRDA (Act 20 of 2002), and will include the compilation of a scoping document, the updating of the existing EMPR, and the amendment of the same to include the proposed changes.

Should you require any additional information in this regard, please do not hesitate to contact us. We hold ourselves available at your convenience for further discussion around the terms of reference, and the personnel to be used in the process adopted.

We thank you for the opportunity to tender on this project with your organisation.

Yours faithfully,

Earth Science Solutions (Pty) Ltd.

Ian Jones Director

EARTH SCIENCE AND ENVIRONMENTAL CONSULTANTS

REG. No. 2005/021338/07
Nelspruit Office:	Middelburg Office:
Tel: 013-753 2746, Fax 013-752 2565	Tel: 013- 243 5864, Fax 013-243 5866
E-mail: ess@earthscience.co.za	E-mail: ian@earthscience.co.nz
P. O. Box 16553, Neispruit 1200	P. O. Box 1146, Middelburg, 1050

Earth Science Solutions (Pty) Ltd.	April 2006	Page -1-
1.	BACKGROUND INFORMATION

At present, it is understood that the Lily Mine has the following regulatory documents registered in the name of Makonjwaan Imperial Mining Company (MIMCO):

•

An old order right Environmental Management Programme for opencast mining of the oxidized zone which was approved in July 2001, (Digby Wells and Associates). GCS (Pty) Ltd were appointed to complete an addendum to this EMP to address the mining of the sulphide material in the open pit which was submitted during June 2002. The EMP addendum has been approved;

•	A water use licence for the abstraction of water (600m3 /day) from the Low's Creek system;
•	A licence for the waste rock dump.

Lily Mine now plans to expand its operations to include the mining of the ore zone by underground methods, the erection of a new processing plant, the construction of a waste water/pollution control facility and the construction of a new slimes dam facility.

The tailings dam must be designed for 15 000 tonnes/month for 15 years life of mine. The tailings dam size will be approximately 20ha and will have a capacity of 2.7 million tonnes. The material will consist of processed sulphide ore.

The plant area, associated infrastructure and stockpiles will cover an area of 10ha.

2.	PROPOSED SCOPE OF WORK

The proposed scope of work will include two distinct phases, namely: Phase I - Scoping - which will include;

•	A site visit with the management and decision making authorities to obtain site specific information and understanding of the sites selected for the various infrastructure;
•	The consultation with the interested and affected parties, including the relevant authorities;
•	The compilation of a scoping report, detailing the proposed changes to the mining method, the additions of the new plant, the slimes dam and the pollution control facilities;
•	Submission of scoping report to the authorities;
•	Await response from authorities - 30 days

And

Phase II - EMPR Conversion and Amendment

•	The conversion of the existing old order right Environmental Management Programme to a new order document inclusive of S&LP and all environmental training commitments etc.;
•	Compilation of a Social and Labour plan;
•	Undertaking of the reconnaissance and detailed studies for the determination of the pre-mining and construction situation;
•	Drilling of a number of monitoring boreholes, and the placement of monitoring positions for both surface water and dust assessment;
•	Assessment of the potential impacts that could result from the proposed activities;
•	Detailing of the proposed mitigation measures to be adopted in a draft report, inclusive of the baseline information;
•	Submission of information to the authorities and public participants registered as I&AP's.
Lily Gold Mine - Underground Expansion project	EG.LM.EMPR.06.04.037

Earth Science Solutions (Pty) Ltd.	April 2006	Page -2-

• Compilation of water use licences for the "removal of water from underground", and the "deposition of dirty water" into the pollution control dam. The tailings facility will need to be included in the integrated water use study.

3. DATA REQUIREMENTS - EMPR CONVERSION, AMENDMENT AND WATER USE LICENCE APPLICATION

Attached herein are the information requirements for the EMPR. Some of the information is obtainable from the existing EMPR's, while other information will need to be sourced infield from new studies and assessments. Detailed investigations will be required at the proposed new processing plant site as well as the tailings dam site and the associated pollution control facilities.

Lily Gold Mine - Underground Expansion project	EG.LM.EMPR.06.04.037

Earth Science Solutions (Pty) Ltd. April 2006 Page -3-
Table 3 - Summary of Studies and Investigations - Proposed Scope of Work
Section	Responsibility	Comments

Geology	Eastern Goldfields	Details to ESS
Climate	ESS	Existing EMPR
Topography	Eastern Goldfields	Base plan of Tailings Dam and Plant areas - Pre Construction
Soils	ESS	Full soil survey of the project areas
Pre-mining land capability	ESS	From soil study
Land use	ESS	From plan, orthophotographs and field work
Natural vegetation/Plant life	ESS	On site assessment & existing EMPR
Animal life	ESS	On site assessment & existing EMPR
Surface water	Eastern Goldfields to contract specialist consultants to design facilities - ESS to undertaken assessment	Design of pollution control structures, Tailings facility, flood lines and diversions
Ground water	ESS	Detailed investigation & modelling
Air quality	ESS	Impacts due to dust - baseline levels
Noise	ESS	Assessment of baseline levels
Sites of archaeological or cultural interest and land rights	ESS	On site investigation and I & AP liaisons
Sensitive landscapes	ESS	Field study
Visual aspects	ESS	Minor study
Regional socio-economics & S&LP	ESS and Eastern Goldfields	General assessment
Interested and affected parties	ESS/Eastern Goldfields	Meetings
Servitudes	Eastern Goldfields	Road/power/water etc.
Water use license	ESS - Eastern Goldfields	Detailed study and applications Meeting with DWAF
Authorities and l&AP's	ESS and Eastern Goldfields	Initial scoping meetings, Presentation of EMP

Lily Gold Mine - Underground Expansion project EG.LM.EMPR.06.04.037

Earth Science Solutions (Pty) Ltd.		April 2006	Page -4-
4.	DETAILED STUDIES

Soil:	Detailed soil investigation of plant and tailings dam. Cross correlate with geological and geotechnical information.

Land capability/use: Based on topocadastral maps, orthophotographs and soil maps produced.

Fauna & Flora:	Detailed investigation on site, regional and local importance and from the existing EMPR. Need to have a local expert assess - one day walk over.
Surface water:	Undertake hydrocensus of catchment to identify users and water quality. Use data for design of pollution control structures.

Undertake sampling of existing dams and rivers and position monitoring points.

Ground water:	Undertake hydrocensus of catchment to identify users and water quality. Generate ground water flow directions.

Geophysics for location of geological structures and the siting of monitoring boreholes.

Drilling of monitoring boreholes.

Aquifer testing and sampling.

Construct a ground water flow model to predict contaminant migration and impacts on private water users.

Undertake acid base accounting of slimes to determine environmental risk with contaminant ground water model.

Air quality:	Determine wind directions and potential impact of dust on the surroundlng.
Noise:	Assess current noise level and potential impact on l&AP's.

Archaeological and

Cultural Site:	Brief assessment of graves or other historic or archaeological structures present - Old Wagon Road etc.

Sensitive landscapes: Field assessment at time of the Soils and Land Capability assessment. Visual aspects:Field assessment and simulations.

Regional

Socio-Economics:	General assessment, and inclusion of the Social and Labour Planning.

I & AP and

Authorities:	Organise and hold meetings with:- State Departments: Minerals and Energy, Water Affairs and Forestry Environmental Affairs and Tourism

Agriculture

Surrounding farmers

Eskom and

Other I & AP's

Reports:	Site selection

Detailed EMPR

Social and Labour Plan Water Use Licence

Lily Gold Mine - Underground Expansion project	EG.LM.EMPR.06.04.037

Lily Gold Mine - Underground Expansion project	EG.LM.EMPR.06.04.037

Phase I: Scoping Study & General Layout	R 37,655.00
Phase II - EMPR Conversion and Amendment	R 203,047.50
Social and Labour Plan	R 30,155.00
Report Copies and Contingencies	R 16,500.00
Licensing of Water Use	R 29,350.00
Monitoring Boreholes - Direct cost to Client	R 109,500.00
Total Excl VAT	R 426,207.50

Earth Science Solutions (Pty) Ltd.	April 2006	Page -5-

In addition to the EMP conversion and amendment, it will be necessary to undertake a full Social and Labour Plan to satisfy the conversion requirements, elements of which will be needed and included in the EMPR amendment, and experience gained from previous investigations undertaken in similar environments, have indicated that the water related slimes dam issues, pollution control dams and dirty water issues are crucial to the approval of the EMP document. Special emphasis will therefore be given to the identification and quantification to water balance calculations and the long term expected ground water and surface water qualities within the vicinity of the proposed slimes dam as well as to pollution control measures and the dirty water management. All water uses associated with the activities will need to be licensed according to the Section 21 and Regulation 704 of the National Water Act, Act 36 of 1998.

5.	BUDGET

The budget has been based on professional fees and disbursements. Sub-contractor's costs for drilling will be a direct cost to the client.

Summary of Budget - Lily Gold Mine Expansion - EMP

Lily Gold Mine - Underground Expansion project	EG.LM.EMPR.06.04.037

		Phase	I	Phase II
Weeks	1	2	3	4	5	6	7	8	9	10	11	1.2	13	14	15	16	17	18	19	4-6 Months
Appointment	XX
Mobilization		Xx
Compilation of BID		Xx
Meeting with Authorities		xx
Identification of l&AP's			XX
MAP advertising
Climate				Xx
Soils					xx	XX
Land use					Xx
Fauna and Flora					Xx
Surface water				X			XX	XX
Ground water				Xx		XX			XX	Xx
Hydrocensus				xx
Geophysics						XX
Drilling supervision
Aquifer tests
Acid base accounting					XX
Ground water model							52	XX	XX
Air quality & noise				XX	Xx
Archaeology etc.
Visual aspects					XX	XX
I&AP Meeting				XX
EMPR Compilation								XX	XX	XX
Compilation of Water Use License											XX	2	Xx
EMPR and License review										XX
Copies of EMPR & licenses											Xx
Submission of draft EMPR & License											Xx
EMPR APPROVAL

Earth Science Solutions (Pty) Ltd.		April 2006	Page -7-
7.	CONCLUSION

The above budget is based on professional fees and disbursements for the 2006 - 2007 financial year, and is based on the proposed scope of work. Should the scope of work change, the budget will need to be re-assessed and adjusted accordingly.

It is envisaged that the EMP will take approximately two and a half months (10 weeks) to complete from appointment, with an additional three weeks needed for the WUL after submission of the EMP. An additional four months is required for authorisation. The total lead-time to project approval is conservatively approximately seven to ten months.

We trust that the above adequately addresses the proposed scope of work.

Lily Gold Mine - Underground Expansion project	EG.LM.EMPR.06.04.037

GENERAL CONDITIONS OF CONTRACT

1.	CONFIDENTIALITY

The proposal is confidential and remains the property of Earth Science Solutions (Pty) Ltd (ESS) until such time that ESS are appointed to continue with the project. Should the tender or proposal not be awarded to ESS or should ESS not be authorised to proceed with the project, all proposals and any other documentation received from ESS (together with any copies made) shall be returned to ESS within 14 days of the appointment date.

2.	TERMS OF PAYMENT
	2.1	Invoices will be submitted monthly for all work completed up to and including the invoice date.

2.2 Accounts are payable within 30 days of invoicing. Any payment at a period of greater than 30 days must be negotiated between the Client and ESS, and documented in the letter of appointment. Should it not be possible for the client to pay invoices on 30 days, the budget will be upgraded to include interest (at the prevailing prime interest rate) for the overdue period.

2.3	A mobilisation payment of 25% of the professional fees and disbursements is payable on:

+ all work undertaken inside the Republic of South Africa where the professional fees exceed R35,000.00 and all work outside the borders of the Republic of South Africa.

2.4 All sub-contractors invoices must be paid directly by the client, after ESS has verified, in writing, that the invoices are correct. If sub-contractors are to be paid by ESS, ESS will include a handling fee on their invoices equivalent to 10% of the sub-contractors fees.

3.	RATES

All rates are based on the Earth Science Solutions Schedule of fees, (which can be provided on request).

4.	FINAL REPORT AND RECOMMENDATIONS

4.1 The proposal and allied documentation, the study results and the technology described in any report shall remain ESS property until the client pays the full price agreed for the work, as specified in the tender or proposal or in any relevant contract. If final payment is not received by ESS within 3 months of submission of the report to the client, ESS has the right to retrieve the report and all allied documentation related to the study.

4.2	The final report will be the property of the client and may be published, provided that ESS be acknowledged in the publication.
4.3

Should the results of the ESS study report be partially included in a larger report, the full ESS report shall be referenced in the larger report and the ESS report included as an Appendix in the larger report.

5.	ADDITIONAL WORK OR ATTENDANCE OF MEETINGS

If additional work or attendance of meetings are required, these will be invoiced separately at standard rates. Written instructions to expand the scope of the work is required prior to undertaking any new work.

6.	PROFESSIONAL LIABILITY

ESS's total professional liability shall not exceed two times the amount of ESS's professional fees on the project. If the client wishes to obtain additional professional indemnity insurance for a particular project, then ESS will obtain an increased coverage for the duration of the project, at the client's cost.

7.	VALIDITY

Each proposal, tender or submission is valid for a period of 90 days from the date of first presentation by ESS. Should the project commence after the expiry of the validity period, ESS services the right to escalate the fees. ESS updates their schedule of fees in February of each year - any project extending into a new year will have to make allowances for an increase in rates approximately similar to the prevailing inflation rate in South Africa.

8.	COMMENCEMENT OF WORK

A written authorization to undertake the work (letter of appointment), plus acceptance of these contract conditions, is required before any work can commence.